Exhibit 99.3

HP Merger

Employee - Frequently Asked Questions

Our merger with HP represents exciting and interesting opportunities for all of us – and significant challenges for our change management skills.  We are forming a stronger organization than either company had prior to the acquisition.  HP’s stated intent is to bring the great products in Peregrine’s portfolio and Peregrine’s very talented people together with HP’s people and products to compete even more effectively in our target markets.

We realize that you have many questions.  The following provides answers to an initial list of questions, and we will continue to post updates to the Employee FAQ on a frequent basis. As additional questions arise, please forward them to your manager or HR rep and we will answer and post them as quickly as possible.

Question:  Why did Peregrine agree to be acquired by HP?

Answer:  HP and Peregrine are combining to form an even stronger value proposition for customers around Asset Management, IT Service Management, Business Service Management, and integrated end-to-end enterprise management.

In particular, the acquisition of Peregrine would add leading IT asset management solutions to HP’s management portfolio, providing CIOs with clear and up-to-date financial, contractual and physical tracking of their enterprise IT assets.

The acquisition of Peregrine would also strengthen HP’s IT Service Management (ITSM) offerings, which enable CIOs to envision and manage their IT resources as services, providing greater visibility into and stability for their businesses and a stronger, more dynamic link between business and IT at a reduced cost.

Question:  How will Peregrine fit within the HP organization?

Answer:  Peregrine would become an integral part of HP’s Management Software Business, reporting to Todd DeLaughter, in their Software Global Business unit.

Question:  How will Peregrine fit within HP’s product portfolios?

Answer:  This merger provides an opportunity to offer best-in-class capabilities from both Peregrine and HP, providing all of our customers with unmatched IT service management capabilities.  When the transaction closes (no later than March 31, 2006), a roadmap will be delivered that brings forward both HP and Peregrine IT Service Management solutions (Service Desk and Service Center) for those customers currently using or planning to purchase these solutions.  The current plan is to bring together the capabilities of these two products into a consolidated release.  Additionally, other HP and Peregrine solutions will be integrated.

Question:  When will the merger be completed?

Answer:  This transaction requires government agency review, approval by the Peregrine shareholders, and satisfaction of various standard closing conditions.  We anticipate the reviews can be completed so that the acquisition is expected to close no later than the end of Q1 of calendar year 2006.  Until that time we will continue to function as two separate organizations and Peregrine and HP leaders will work together to plan the smooth integration of both organizations.

Question:  How will the merger affect our partner arrangements?

Answer:  Peregrine has existing alliances that have contributed greatly to its success.  HP would very much like to continue working with IBM, EDS, Mercury Interactive, and other key partners of Peregrine and enhance relationships with these alliance partners to ensure continuous support of existing customers and to develop new business opportunities.  HP already has business relationships with both IBM and EDS regarding OpenView capabilities, and we would like to further develop these relationships.

Question:  Will I have a job with HP?

Answer: In our type of business, employees are critical to success in the marketplace.  The announced agreement requires a number of steps to obtain government and shareholder approval before the merger will be final.  While the process could take up to six months, there will be continuous contact between HP and Peregrine management teams.  You can expect regular communication from your manager.  We expect HP to notify employees quickly of their employment status (within a few weeks after the closing).  As with most mergers, there may be areas of overlap in certain roles as well as opportunities for some employees to assist with the transition even if ongoing roles are not available.

Question:  How can I assist with the transition?

Answer:  Maintaining the quality and service levels we are proud of are very important to the smooth transition.  A major event like this acquisition can cause disruption and concern for everyone involved.  We have a lot to offer and an opportunity to showcase our products, employees, and customer relationships.  A simple rule of thumb that will carry us through the transition is to remain focused on our customers, products, and services.

Question:  Will I be asked to move to Palo Alto?

Answer:  HP has many locations around the world and intends to continue operating the Peregrine site in San Diego.  HP and Peregrine have offices in the same cities in some geographic areas.  We will be looking at the opportunity for consolidation where it makes sense.  Naturally, HP retains the right to ask individuals to move, if it is later decided that such a move is appropriate.

Question:  What benefits does HP offer to employees?  When will I be covered by them?

Answer:  HP has comprehensive employee benefits.  Employees who receive and accept an offer of employment from HP will be eligible for their standard benefits plan.  More specific information will be shared later.

Question:  What happens if I don’t receive an employment offer from HP?

Answer:  Employees who do not receive an offer of employment from HP will receive severance benefits currently provided by the Peregrine Severance Benefits Policy in the US and Peregrine local practices outside the US.

Question:  Will I keep my current pay and benefits if I receive an offer from HP?

Answer:  HP is very interested in attracting and retaining the talent and capabilities that Peregrine is known to have.  We believe offers will be competitive and attractive, and will be consistent with its internal structures.

Question:  What happens to my PTO balance after the acquisition is completed?

Answer:  US employees will retain their current PTO balance as they transition to HP’s vacation schedule.  If employees’ current balance exceeds HP’s vacation accrual cap for their service level, their balance will be reduced and they will be paid for the number of vacation days eliminated from their balance.  HP’s vacation accrual cap is 10 days (80 hours) more than the annual vacation accrual.  Your prior continuous service with Peregrine will be recognized as service credit for determining the amount of vacation eligibility with HP.  Information regarding other regions will be provided at a later date.

Question:  Does my service with Peregrine count for all benefits eligibility?

Answer:  Continuous service with Peregrine will be recognized for determining vacation accrual under HP’s US vacation plan, for participation and vesting eligibility in the HP 40lk plan.  For all other purposes (such as participating in the Service Award Program), service will begin with your HP employment date.  However, if you are a U.S. employee involuntarily terminated, without Cause, within one year of your HP hire date, you will receive severance compensation and benefits that are no less favorable to those you would have been entitled to under Peregrine’s Severance Benefits Plan.

Question:  What happens to Peregrine Common Stock?

Answer:  After the effective date of the merger, each share of common stock will be converted to a right to receive $26.08 cash per share.

Questions:  I currently have stock options?  What happens to them?

Answer:  After the effective date of the merger, each portion of outstanding and unvested Peregrine stock option will be converted proportionately for an HP stock option with substantially similar terms and conditions, including the vesting schedule and option terms.  The vested portion of such options will be cashed out at, or immediately prior to, the effective date.  You will be able to exercise your stock options in accordance with HP’s exercise procedures, which are outlined on HP’s internal website.  Whether a stock option held by a non-US optionee will be converted depends on the attainment of regulatory approvals and HP’s policies governing non-US stock awards.

Question:  What happens to my unvested stock options if I am later terminated by HP?

Answer:  If you are involuntarily terminated, without cause, by HP within 12 months of your HP employment date, your converted Peregrine stock options will fully vest.  You will have an opportunity to exercise your options for the time period provided for option agreements after your termination date (generally three months).

Question:  What happens to my 401k balance?

Answer:  The Peregrine 401k plan will be terminated immediately before the effective date of the merger, and you may keep your funds in the Peregrine plan, elect to receive a distribution of the funds, or roll them to an IRA or another plan.  Employees who receive and accept an offer from HP will be eligible to participate in its 401k plan. These employees will be eligible to roll their Peregrine 401k balance into the HP 401k plan.  Peregrine continuous service will be recognized as service credit for vesting purposes in the HP 401k plan.

Question:  I work outside the US – what will happen with my position?  My benefits?

Answer:  As in the US, Peregrine and HP staff will work together to build the best possible teams in regions around the world.  It is our objective for employees worldwide to know their new role as soon as possible after the closing.  The transition of employment relationships will be handled in accordance with regional practices and legal requirements.

Question:  I currently have an H-1 Visa?  What happens to my immigration status?

Answer:  Until the effective date of the merger, you will remain in your current Peregrine status.  Employees who receive an offer of ongoing employment with HP will receive assistance from HP in transferring visa status. HP will cover the necessary expenses.

We urge all Peregrine employees to continue to focus on our business, products, and customers, so that all the power and capabilities of our great team are evident as we join with the power and capabilities of H.  Let’s ensure that we continue to gather as much information as possible to guide us in deliberate, thoughtful decisions.  If you have further questions, please send them to your manager or your HR rep.

The Company will file a proxy statement and other relevant documents concerning the proposed merger with the Securities and Exchange Commission (the “SEC”). PEREGRINE INVESTORS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain these documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by the Company free of charge by contacting Heidi Flannery, at Fi.Comm Ltd., +1.503.203.8808, ext 103

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the merger. Information about the directors and executive officers of the Company and their ownership of Company stock is set forth in the Company’s annual report on Form 10-K filed with the SEC on July 1, 2005. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement for the merger when it becomes available. Investors should read the proxy statement carefully when it becomes available before making any voting or investment decisions.